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                                                                  EXHIBIT (H)(3)


                                 SUPPLEMENT TO
                           ADMINISTRATION AGREEMENT

                        PIMCO Variable Insurance Trust
                           840 Newport Center Drive
                        Newport Beach, California 92660


                               ___________, 1999



Pacific Investment Management Company
840 Newport Center Drive
Newport Beach, California 92660

RE:  Total Return Portfolio II

Dear Sirs:

     This will confirm the agreement between the undersigned (the "Trust") and Pacific Investment Management Company (the "Administrator") as follows:

1. This Trust is an open-end investment company organized as a Delaware business trust, and consisting of such investment Portfolio as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest of the Trust is offered to investors with respect to each investment portfolio. The Total Return Portfolio II (the "Portfolio") is a separate investment portfolio of the Trust.

2. The Trust and the Administrator have entered into an Administration Agreement ("Agreement") dated December 31, 1997, pursuant to which the Trust has employed the Administrator to provide management and administrative services to the Trust as set forth in that Agreement.

3. As provided in paragraph 1 of the Agreement, the Trust hereby adopts the Agreement with respect to the Portfolio and the Administrator hereby acknowledges that the Agreement shall pertain to the Portfolio, the terms and conditions of such Agreement being hereby incorporated herein by reference.

4. Subject to the approval of the Trust's Board of Trustees, the Trust consents to the Administrator's delegation of some or all of its responsibilities under the Administration Agreement with respect to the Portfolio to a qualified party or parties. Such delegation shall be evidenced by a written agreement to which the Trust need not be a party but which shall be subject to Trustee review and approval. Nothing contained herein shall be deemed to limit in any way the Administrator's ability to
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     delegate its duties under the Administration Agreement with respect to any other series of shares of the Trust.

5. As provided in paragraph 5 of the Agreement and subject to further conditions as set forth therein, the Trust shall with respect to the Portfolio pay the Administrator a monthly fee calculated as a percentage (on an annual basis) of the average daily value of net assets of the Portfolio during the preceding month at the rate of .25% of the assets.

6. This Supplement and the Agreement shall become effective with respect to the Portfolio on ______________, 1999 and shall continue in effect with respect to the Portfolio for a period of more than two years from that date only so long as the continuance is specifically approved at least annually
     (a) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of any such party. This Agreement may be terminated with respect to the Portfolio at any time, without the payment of any penalty, by a vote of a majority of the entire Board of Trustees of the Trust or by a majority of the outstanding voting securities of the Trust or, with respect to a particular Portfolio, by a vote of a majority of the outstanding shares of such Portfolio, on 60 days' written notice to the Administrator or, at or after the two-year period commencing the date of its effectiveness, by the Administrator on 60 days' written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

     If the foregoing correctly sets forth the agreement between the Trust and the Administrator, please so indicate by signing and returning to the Trust the enclosed copy hereof.


                                         Very truly yours,

                                         PIMCO VARIABLE INSURANCE TRUST

                                         By:___________________________
                                            Title:

     ACCEPTED:

     PACIFIC INVESTMENT MANAGEMENT COMPANY

     By:__________________________________
        Title: